EXHIBIT 10.1

                        SALE AND PURCHASE AGREEMENT WITH
                     ENVIROTANK INTERNATIONAL L.L.C. DATED
                                 MATY 18, 2006

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                           SALE AND PURCHASE AGREEMENT

                  BY AND BETWEEN VERDANT TECHNOLOGY CORPORATION

                                       AND

                        ENVIROTANK INTERNATIONAL, L.L.C.

     TABLE OF CONTENTS

SECTION          TITLE                                                  PAGE

Article 1        SALE      -Description of Company.........................P. 2

                           -Consideration..................................p. 4

Article 2        SELLER'S WARRANTIES.......................................p. 4

Article 3        PURCHASERS WARRANTIES.....................................p. 8

Article 4        CONVENANTS................................................p. 8

Article 5        CONDITIONS - PURCHASER....................................p. 11

Article 6        CONDITIONS - SELLER.......................................p. 12

Article 7        OBLIGATIONS AT CLOSING....................................p. 12

Article 8        SELLER'S OBLIGATIONS AFTER CLOSING........................p. 13

Article 9        INDEMNIFICATION...........................................p. 13

Article 10       GENERAL PROVISIONS........................................p. 14

Signatures.................................................................p. 16

                           SALE AND PURCHASE AGREEMENT

     This Sale and Purchase Agreement ("Agreement") dated as of the 18TH day of MAY, 2006, by and between VERDANT TECHNOLOGY CORPORATION, a Delaware Corporation with headquarters in Houston, Texas, (hereinafter referred to as "Purchaser"), and ENVIROTANK INTERNATIONAL L.L.C., a limited liability company organized in the State of Louisiana, (hereinafter referred to as "Seller").

     INTRODUCTION

     Seller desires to sell and Purchaser desires to purchase all of the assets of EnviroTank International L.L.C. (also referred to as "Company") on the terms and conditions set forth in this Agreement.

     In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1
                                      SALE

     DESCRIPTION AND BUSINESS PURPOSE THE COMPANY

     1.01. The Company has developed certain technology for a crude recovery unit/tank cleaning system ("the Technology"), which is designed to deal with a problem of sludge buildup in the bottom of crude oil storage tanks. "The Technology" for purposes of this agreement is defined specifically in the Technology Rights Agreement executed between Tracy Stewart ("Grantor") and Envirotank, International. L.L.C. The executed Technology Rights Agreement is attached as Exhibit "A" to this agreement.


     SALE OF COMPANY

     1.02. Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase or accept from Seller, ALL of the assets of Company, including but not limited to:

     (a) All inventories of finished goods, work in progress, raw materials, and supplies;

     (b) All right, title, and interest in and to all of the following owned by Seller or Company:

         (i) The trademarks, service marks, copyrights, patents, patent applications, and trade names.
         (ii) All applications for or registrations of any of these items, promotional


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         designs, concepts, literature, rights against other persons in respect to these items, and other promotional properties.
         (iii) All formulae, know-how, pricing policies, patent rights, patent applications, letters patents, trade secrets, inventions, models, processes, market information, market analyses, marketing plans, operating or management policies, procedures and forms, computer software, computer operating procedures, and all other proprietary rights used or useful or developed for use in the business of Company including, but not limited to the Technology described above.

     (c) All right, title, and interest of Seller in and to the name EnviroTank International L.L.C., or any variant of the name.

     (d) All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of Seller or Company relating to any of the assets sold to Purchaser pursuant to this Agreement or the acquisition or past, present, or future operation of Company, including but not limited to: customer lists, supplier lists, distributor lists, purchase and sales records, blueprints, specifications, personnel and labor relations records, environmental control records, accounting and financial records, maintenance records, operating and management manuals, computer systems and software documentation, blank forms, blank checks, other blank instruments, and plans and designs of products and equipment.

     (e) All permits, licenses, franchises, consents, authorities, special authorities, and other similar acts of any government body (federal, state, local, or foreign) held by Company or by Seller on behalf of Company that may lawfully be assigned or transferred, subject to any action by such body that may be required in connection with such assignment or transfer.












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     CONSIDERATION FOR SALE

     1.03. In consideration of the sale and transfer of the assets of Company and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall pay to Seller the sum of $100. The transfer of the Company assets will occur on MAY 13, 2006, the Closing Date of this Sale. Purchaser shall assume on the Closing Date all duties and obligations of Company pursuant to the future contracts, agreements, purchase orders, and leases.

     CLOSING

     1.04. The parties agree to use their best efforts to consummate this transaction ("Closing"). The Closing shall take place on MAY 13, 2006, or at such other time, date, and place mutually agreed upon in writing by Seller and Purchaser ("Closing Date").

                                    ARTICLE 2
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

     ORGANIZATION

     2.01. Company is a limited liability company duly organized, validly existing, and in good standing under the laws of Louisiana and is qualified to do any lawful business internationally. Company has all requisite power and authority to own, operate, and carry on its business as now being conducted.

     OWNERSHIP OF COMPANY

     2.02. Seller is the sole owner of Company with full right to sell or dispose of it as Seller may choose. No other person or persons have any claim, right, title, interest, or lien in, to, or on Company or Company's assets.

     OWNERSHIP IN OTHER COMPANIES

     2.03. Company has no interest in any other company, corporation, firm, business, or partnership.

     There are no liabilities or obligations of Company, accrued, absolute, contingent, inchoate, or otherwise that arose out of or relate to any matter, act, or omission occurring from March 21, 2006, to the date of this Agreement. Since March 21, 2006, there have not been:

      (a) Any material adverse change in financial condition, operations, sales, or net income of Company.


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     (b) Any loss, damage, or destruction to properties or assets, tangible or intangible (whether or not covered by insurance).

     (c) Any change in policy regarding compensation payable to or to become payable to any of Company's officers, directors, employees, or agents.

     (d) Any labor dispute, disturbance, or attempt to organize a union.

     (e) Any proposed law or regulation or any actual event or condition of any character that is known to Company or Seller that materially adversely affects the business or future prospects of Company.

     (f) Any claim, litigation, event, or condition of any character, that materially adversely affects the business or future prospects of Company.

     (g) Any mortgage, pledge, lien, or encumbrance made or agreed to be made on any of Company's assets or properties, tangible or intangible.

     (h) Any sale, transfer, other disposition of, or agreement to sell, transfer, or dispose of Company's properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received.

     (i) Any borrowings or agreements to borrow by or from Company.

     (j) Any loans, advances, or agreements with respect to any loans or advances.

     (l) Any transaction.

     (m) Any capital expenditure made by Company.

     (n) Any agreement by Seller or Company to do any of the items described in Subparagraphs (a) through (m), above.

     TAXES

     2.04. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments ("Taxes") that are due and payable by Company or by Seller on behalf of Company have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Company have been properly accrued on the balance sheets of Company. Company has not



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incurred any liability for penalties, assessments, or interest under the
Internal Revenue Code. No unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect.

     TITLE TO ASSETS AND PROPERTIES

     2.05. Company has good and marketable title to all of its assets and properties, tangible and intangible, that are material to Company's business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company's business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

     (a) The lien of current Taxes not yet due and payable.

     (b) Possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the assets and properties nor materially impair business operations.

     CONTRACTS

     2.06. Neither Seller nor Company is a party to, nor are Company's assets or properties bound by, any contract that is materially adverse to the business, property, or financial condition of Company.

     LAWS AND REGULATIONS

     2.07. Company is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

     LITIGATION

     2.08. There are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Company or any of the assets, properties, or business of Company or any of Company's officers, directors, or employees that will materially adversely affect Company, its assets, properties, or business. To the best of Seller's and Company's knowledge and belief, after conducting a due diligence investigation, there are no past, present or future lawsuits or arbitrations involving or potentially involving the Company.


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     FRINGE BENEFIT PLANS; EMPLOYMENT CONTRACTS

     2.09. As part of the consideration of this contract, Purchaser agrees to honor any employment or consulting agreement the Company has previously entered into before the Closing of this Purchase and Sale Agreement. There are no unfunded pensions or similar liabilities regarding any employee of Company. Pension plans have been properly funded as to current and past service costs, have at all times been administered in compliance in all material respects with all applicable requirements of ERISA and any other applicable laws, and Company does not maintain any "pension plan" as defined in ERISA that is unfunded. Company however does not have any employment or contract agreements in effect at the Closing date of this sale.

     AUTHORITY

     2.10. Seller and Company each has full power and authority to execute, deliver, and/or consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

     FULL DISCLOSURE

     2.11. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

     BROKERS

     2.12. Neither Seller nor Company, nor any of Company's officers, directors, or employees have retained, consented to, or authorized any broker, investment banker, or third party to act on Company's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.


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                                    ARTICLE 3
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller that:

     AUTHORITY

     3.01. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

     BROKER

     3.02. Neither Purchaser, nor any of Purchaser's officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

     ORGANIZATION AND STANDING OF PURCHASER

     3.03. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and Texas, with corporate power to own property and carry on its business as it is now being conducted.

                                    ARTICLE 4
                                    COVENANTS

     Seller covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Seller will and will cause Company to:

     BUSINESS OPERATIONS

     4.01. Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting.

     MAINTENANCE OF ASSETS AND PROPERTIES

     4.02. Maintain all tangible assets and properties of Company in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.


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     ABSENCE OF LIENS

     4.03. Not sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the assets or properties of Company, other than in the normal course of business, without the prior written approval of Purchaser.

     PRESERVATION OF BUSINESS

     4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with Company's business requirements.

     PRESERVATION OF CUSTOMER RELATIONS

     4.05. Use its best efforts to preserve intact the present customers of Company and the goodwill of all customers and others with respect to the business.

     MAINTAIN INSURANCE

     4.06. Keep in force all policies of insurance covering the Company's business, properties, and assets, including all insurance listed in this Agreement. If Purchaser so requests in writing, to purchase additional insurance as may be reasonably required at Purchaser's expense.

     ABSENCE OF CONTRACTUAL OBLIGATIONS

     4.07. Not become obligated on any contract or commitment or incur or agree to incur any liability without the prior written consent of Purchaser.

     PERFORMANCE OF OBLIGATIONS

     4.08. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Company's customers, business, properties, and assets.

     NOTIFICATION OF LITIGATION

     4.09. Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving Company or its personnel that could adversely affect Company.



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

     EMPLOYEE COMPENSATION

     4.11. Not increase the compensation payable to or to become payable to any executive officer, key employee, or agent; nor is the Seller to make any bonus payment to any such person.

     NOT SOLICIT

     4.12. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of Company.

     RESIST BROKERS

     4.13. Assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder's fee, or commission against Purchaser or Company in connection with the transactions contemplated by this Agreement.

     COOPERATE IN PUBLICITY

     4.14. Coordinate any written publicity regarding this transaction with Purchaser.

     MAINTAIN EMPLOYEE BENEFIT PLANS

     4.15. Not add or discontinue any pension, welfare, or other employee benefit plans, or make any alteration in any existing pension, welfare, or other employee benefit plans.

     PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS

     4.16. Not do, or agree to do, any of the following acts:

     (a) Pay any obligation or liability, fixed or contingent, other than current liabilities.

     (b) Waive or compromise any right or claim.

     (c) Without full payment, cancel any note, loan, or other obligation owing to Company.

     MAINTAIN EXISTING AGREEMENTS

     4.17. Not modify, amend, cancel, or terminate any of Company's existing contracts or agreements, or agree to do so.

     PROVIDE SALES AND USE TAX CERTIFICATES

     4.18. Furnish to Purchaser clearance certificates from the appropriate agencies in all states where Company is qualified to do business and any related certificates that Purchaser may reasonably request as evidence that all sales, use, and other tax liabilities of Company (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Company.


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                                    ARTICLE 5
                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

     REPRESENTATIONS AND WARRANTIES

     5.01. Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

     COMPLIANCE WITH CONDITIONS

     5.02. Company and Seller shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by Company and Seller. Seller shall deliver to Purchaser a compliance certificate verifying and warranting Seller's and Company's compliance.

     SUIT OR PROCEEDING

     5.03. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

     CONFIDENTIALITY AND NONCOMPETE AGREEMENTS

     5.04. All key employees of Company and Seller, as identified by Purchaser and Seller, shall execute and deliver to Purchaser an agreement of confidentiality and noncompetition.


                                    ARTICLE 6
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.


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

     CORPORATE ACTION

     6.01. Purchaser shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.

     GOVERNMENT APPROVALS

     6.02. All necessary government approvals regarding this transaction shall be received prior to the Closing Date, in substantially the form applied for and to the reasonable satisfaction of Purchaser and its counsel.


                                    ARTICLE 7
                       PARTIES' OBLIGATIONS AT THE CLOSING

     SELLER'S OBLIGATIONS AT THE CLOSING

     7.01. At the Closing, Seller shall execute, if appropriate, and shall deliver to Purchaser:

     All documentation in the possession of Seller and Company necessary to operate and to use all assets being sold to Purchaser in this Agreement.

     Simultaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of Company.

     Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits of Company that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.


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

                                    ARTICLE 8
                     SELLER'S OBLIGATIONS AFTER THE CLOSING

     PRESERVATION OF GOODWILL

     8.01. Following the Closing Date, Seller will restrict its activities so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

     ACCESS TO RECORDS

     8.02. From and after the Closing Date, Seller shall allow Purchaser and its counsel, accountants, and other representatives access to records that are, after the Closing Date, in the custody or control of Seller. Seller shall give access as Purchaser reasonably requires in order to comply with its obligations under law or when reasonably necessary for the business operations of Company.


                                    ARTICLE 9
                                 INDEMNIFICATION

     COVENANT TO INDEMNIFY AND HOLD HARMLESS

     9.01. Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser and Company from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), other than those Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which Purchaser or Company may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser and Company, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

     NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

     9.02. When Purchaser proposes to assert the right to be indemnified under this Article 9 with respect to third-party claims, actions, suits, or proceedings, Purchaser shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of


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

all papers served or received. On receipt of the notice, Seller shall have the right to direct the defense of the matter, but Purchaser shall be entitled to participate in the defense and, to the extent that Purchaser desires, to jointly direct the defense with Seller with counsel mutually satisfactory to Purchaser and Seller, at Seller's expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Purchaser's counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser's counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in this Article 9 that is effected without their consent.

     INTEREST

     9.03. Any indemnification required of Seller under this Article 9 shall include interest on the amount of the indemnity from the time incurred to the date of payment at six percent simple interest per annum.

                                   ARTICLE 10
                               GENERAL PROVISIONS

     SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

     10.01. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for the period of time set forth in this Agreement.

     NOTICES

     10.02. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

     If to Seller: EnviroTank International L.L.C., 11 Oakland Drive, Destrehan, Louisiana 70047

     If to Purchaser: Verdant Technology Corporation, Two Allen Center, 1200 Smith Street, Suite 1600, Houston, Texas 77002



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

     ASSIGNMENT OF AGREEMENT

     10.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by seller without the written consent of purchaser and any attempt by seller to make an assignment without purchaser's consent is void.

     GOVERNING LAW

     10.04. This Agreement shall be construed and governed by the laws of the state of Texas.

     AMENDMENTS; WAIVER

     10.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

     ENTIRE AGREEMENT

     10.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is
(a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

     RELIANCE UPON REPRESENTATIONS AND WARRANTIES

     10.07. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for indemnification of Purchaser under
Article 9 or for any claim for misrepresentation or breach of any



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warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

     TERMINATION OF AGREEMENT

     10.08. In the event this Agreement is not Closed by May 31, 2006, then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

     Signed on 18 MAY, 2006.


VERDANT TECHNOLOGY CORPORATION          ENVIROTANK INTERNATIONAL L.L.C.


By: /s/ DAVID OVER                      By: /s/ TRACY STEWART
   ---------------------------             ----------------------------------

Name: DAVID OVER                        Name:  TRACY STEWART
     -------------------------               --------------------------------

Title:  PRESIDENT                       Title:  MANAGING PARTNER
      ------------------------                -------------------------------

Date:  MAY 18, 2006                     Date:   MAY 18, 2006
     -------------------------               --------------------------------





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